EXHIBIT 10.1
ENTERPRISE FINANCIAL SERVICES CORP
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is executed and delivered by Enterprise Financial Services Corp (the “Company”) and the undersigned grantee (“Grantee”), effective as of the date set forth on the signature page hereto (the “Grant Date”).

RECITALS

A.     The Board of Directors of the Company (the "Board") has adopted the Company’s Amended and Restated 2018 Stock Incentive Plan (the “Plan”), which currently remains subject to shareholder approval, pursuant to which Restricted Stock Units (as defined in the Plan) may be granted to employees of the Company and its subsidiaries and certain other individuals, subject to certain vesting conditions including requirements of continuous service for a specified time period and the attainment of specific performance standards or goals.

B.     The Company desires to grant Restricted Stock Units to Grantee the vesting of which will be contingent on the satisfaction of the performance and time vesting goals set forth in this Agreement. To the extent not otherwise defined in this Agreement or the Recitals, all capitalized terms will have the same meanings ascribed to them in the Plan. For purposes of this Agreement, “Company” shall mean the Company and any of its Subsidiaries where applicable.

TERMS

1.     Grant. The Company hereby grants to Grantee as of the Grant Date [_____] Restricted Stock Units, with respect to the period commencing on January 1, 2018 and ending on December 31, 2020 (the “Performance Period”), of which [_____] Restricted Stock Units shall be subject to achievement of performance goals (the “Performance Goals”), which shall be set forth on an incentive plan grid (the “Grid”) approved by the Committee and delivered to Grantee, (the “Performance Units”) and [_____] Restricted Stock Units shall be subject to the Time Vesting Requirement, as defined below (the “Time Based Units”, and collectively, the “Units”). Grantee accepts the Units and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the award. Each vested Unit entitles Grantee to receive one share of the Company’s common stock (“Common Stock”), as described in Section 4 below.

2.     Administration. This Agreement and the grant of Units are made under, and are subject to, all of the terms and provisions of the Grid and the Plan, as amended from time to time, which terms are incorporated herein by reference. Notwithstanding anything herein, the Plan or the Grid to the contrary, the Units are subject to the Company’s Clawback Policy as amended from time to time. The Compensation Committee of the Board (the “Committee”) has been authorized by the Board to make any an all determinations necessary to administer the Units, including without limitation evaluation of the Company’s achievement of the Performance Goals, as set forth on the Grid.

3.     Performance Goals and Time Vesting Requirement. The Performance Units and Time Based Units shall vest on the last day of the Performance Period, subject to the achievement of the Performance Goals and satisfaction of the Time Vesting Requirement, each as follows:

(a)     Performance Goals. Vesting of the Performance Units is subject to the satisfaction of the Performance Goals as set forth on the Grid, which have been approved by the Committee and the shareholders of the Company. Each Performance Goal is assigned a “Threshold,” “Target” and “Exceptional” performance level and a corresponding number of shares of Common Stock are contingent upon satisfaction of such level of performance. If actual performance for a Performance Goal is less than Threshold, no Performance Units corresponding to such Performance Goal will vest. If actual performance for a Performance Goal falls between Threshold and Target or between Target and Exceptional, the Company will use straight line interpolation to determine the number of Performance Units which vest with respect to such Performance Goal, based on the number of shares of Common Stock specified in the Grid as contingent on such Performance Goal. Notwithstanding any other provision of this Agreement, the number of Performance Units that may vest with respect to a Performance Goal will not exceed the number of Performance Units specified for the Exceptional level of such Performance Goal and no Performance Units will vest with respect to a Performance Goal unless the Threshold level is achieved for such Performance Goal. Notwithstanding anything herein to the contrary, Grantee must be employed on the last day of the Performance Period in order for the Performance Units to vest.

(b)     Time Vesting Requirement. Vesting of the Time Based Units shall be contingent, in full, on Grantee’s continuous employment during the Performance Period (the “Time Vesting Requirement”).

4.     Award. If and when the Units vest, the Company shall deliver to Grantee one fully vested share of Common Stock for each then vested and outstanding Unit subject to this Agreement; except that, the Company shall take such action as may be necessary in the opinion of the Company to satisfy all obligations for the withholding of such taxes pursuant to Section 9 below. Notwithstanding the foregoing, the delivery of any shares of Common Stock for Performance Units that have vested above the “Target” performance level is subject to the Company having shares of Common Stock available under the Plan at the time such Performance Units vest. No fractional shares shall be issued, and any fractional shares of Common Stock shall be rounded down to the nearest whole share of Common Stock. The Units shall cease to be outstanding upon such issuance of shares.

5.    Termination.

(a)    Except as provided in Sections 5(b), 5(c), 5(d) and 6 below, Grantee shall forfeit the unvested Units on the date that Grantee is no longer actively employed by the Company, for any reason or no reason whether due to voluntary or involuntary termination prior to the expiration of the Performance Period. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for a full or partial award of Units under this Agreement as it deems in the best interest of the Company upon a termination of Grantee’s employment.

(b)     In the event of Grantee’s Retirement (as hereinafter defined) during the Performance Period, (i) the Performance Units shall vest in the same manner as provided in Section 3(a) above as if Grantee had remained continuously employed during the Performance Period (including on the last day of the Performance Period), and (ii) the Time Based Units shall vest immediately on the date of Grantee’s Retirement. For purposes of this Agreement, “Retirement” means Grantee’s termination of employment with the Company, other than for reasons that constitute deliberate gross misconduct, determined in the sole discretion of the Committee, after the time that Grantee has attained 65 years of age and the sum of Grantee’s attained age and continuous full years of full time employment service with the Company is 70 (e.g., having attained the age of 65 with 5 years of employment with the Company would qualify the Grantee for Retirement). For these purposes, a Grantee will be deemed to have a year of full time employment service with the Company if the Grantee would be entitled to receive credit for a year of service under a qualified pension plan in accordance with Internal Revenue Service Code §1053(b)(2)(c).

(c)     In the event of Grantee’s Early Retirement (as hereinafter defined) during the Performance Period, (i) a pro-rata portion of the Performance Units shall vest on the last day of the Performance Period, and (ii) a pro-rata portion of the Time Based Units shall vest immediately on the date of Grantee’s Early Retirement. The number of Performance Units that shall vest shall be (A) the number of Performance Units that would have otherwise vested pursuant to Section 3(a) above as if Grantee had remained continuously employed during the Performance Period (including on the last day of the Performance Period), multiplied by (B) a fraction the numerator of which is the number of full calendar months between the Grant Date and the date of Grantee’s Early Retirement and the denominator of which is thirty-six. The number of Time Based Units that shall vest shall be (x) the total amount of Time Based Units, multiplied by (y) a fraction the numerator of which is the number of full calendar months between the Grant Date and the date of Grantee’s Early Retirement and the denominator of which is thirty-six. For purposes of this Agreement, “Early Retirement” means Grantee’s termination of employment with the Company, other than for reasons that constitute deliberate gross misconduct, determined in the sole discretion of the Committee, after the time that Grantee has attained 60 years of age and the sum of Grantee’s attained age and continuous full years of full time employment service with the Company is 70 (e.g., having attained the age of 60 with 10 years of employment with the Company would qualify the Grantee for Early Retirement). For these purposes, a Grantee will be deemed to have a year of full time employment service with the Company if the Grantee would be entitled to receive credit for a year of service under a qualified pension plan in accordance with Internal Revenue Service Code §1053(b)(2)(c).

(d)     In the event of Grantee’s death or Disability (as hereinafter defined) during the Performance Period, (i) all Performance Goals will be deemed satisfied at the Target level specified in the Grid with respect to each Performance Goal, and the corresponding number of Performance Units shall immediately vest, and (ii) the Time Based Units shall immediately vest. For purposes of this Agreement, “Disability” means Grantee’s qualification for disability benefits under the Social Security disability insurance program, or if Grantee is determined to be permanently disabled by the Committee in its discretion.

6.     Change of Control. Upon the occurrence of a Change of Control (as defined in the Plan) the vesting requirements will remain in effect as follows:
(a)     If the acquirer of the Company or the company surviving the Change of Control (the “Successor”) assumes the obligations under this Agreement or provides a substitute for the Units not later than the consummation of the Change of Control, the vesting requirements will remain effective with respect to the Units in accordance with the terms of this Agreement; provided that the vesting requirements will be deemed satisfied upon a Termination Upon a Change of Control (as defined below).

(b)     If the Successor fails to assume this Agreement or provide a substitute for the Units, (i) all Performance Goals will be deemed satisfied at a level determined by the Committee in its discretion, but not less than the Target level specified in the

Grid with respect to each Performance Goal, and the corresponding number of Performance Units shall vest, and (ii) the Time Vesting Requirement will be deemed automatically satisfied and the corresponding number of Time Based Units shall vest.

(c)     “Termination upon a Change of Control” means any termination of Grantee’s employment by the Company without Cause (as defined below), which occurs within (i) three (3) months prior to and in contemplation of a Change of Control, or (ii) one year following a Change of Control, excluding in all cases Grantee’s resignation or voluntary termination.

(d)     “Cause” means any event which constitutes Cause as defined in the employment agreement, offer letter or other arrangement between the Company and Grantee, or, if no such definition exists, the occurrence of any of the following: (i) the willful and continued failure by Grantee to substantially perform his or her duties and obligations to the Company (other than any such failure resulting from any physical or mental condition, whether or not such condition constitutes a Disability), or (ii) the willful engaging by Grantee in misconduct that is materially injurious to the Company, monetarily or otherwise.

7.     Delivery of Shares to Grantee. As set forth in Section 4 above, as soon as practicable after the Units vest and are converted to shares of Common Stock, and subject to Section 9 below, the Company shall deliver to Grantee one fully vested share of Common Stock for each then vested and outstanding Unit. In any event, shares of Common Stock due to Grantee shall be delivered no later than March 15 of the year following the calendar year in which such Units vest.

8.     Assignment and Transfers. The rights and interests of Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of Grantee, by will or by the laws of descent and distribution. In the event of any attempt by Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Units or any rights hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Units by notice to Grantee, and the Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries and affiliates. This Agreement may be assigned by the Company without Grantee’s consent.

9.     Withholding. The Company shall withhold from any payment hereunder an amount of shares of Common Stock sufficient to cover any applicable withholding taxes, up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable law.

10.     Choice of Law. To the extent not preempted by Federal law, this Agreement, the Grid and all determinations and actions taken hereunder and thereunder shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts or choice of law, except for matters subject to the General Corporation Law of Delaware, which shall be governed thereby, without giving effect to principles of conflicts or choice of laws.

11.     Adjustment. Appropriate adjustments in the number of Units shall be made by the Committee to give effect to adjustments made in the number or type of shares of Common Stock through a reclassification, stock dividend, stock split or stock combination, or similar event in accordance with the terms of the Plan.

12.     No Obligation to Continue Employment. The grant of the Units shall not confer upon Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate Grantee’s employment at any time. The right of the Company to terminate at will Grantee’s employment at any time for any reason is specifically reserved.

13.     Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be administered and interpreted in accordance with such intent. The Committee may adopt rules deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section 13 to the contrary, no amendment to or payment under this Agreement will be made unless permitted under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

Effective Date: February 28, 2018

ENTERPRISE FINANCIAL SERVICES CORP

By: ________________________________________
Name: _____________________________________
Title: ______________________________________

GRANTEE

Signature

Print Name:_________________________________